NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. ANNOUNCES
DECLARATION OF CASH DIVIDEND

PEMBROKE PINES, FL., May 15, 2007. Claire’s Stores, Inc. (NYSE:CLE) today announced that its Board of Directors declared a cash dividend of $0.08 per share payable on the Common Stock and $0.04 per share payable on the Class A Common Stock. Payment will be made on June 5, 2007 to shareholders of record on May 25, 2007.

The amount of the dividend is less than the amount of prior quarterly cash dividends because the declaration and record dates for the dividend have been accelerated from recent practice as a result of the proposed closing date for the merger with an affiliate of Apollo Management, L.P.

The parties currently expect the merger to close in the last week of May 2007, assuming the approval of the merger agreement by the Company’s shareholders at the special meeting of shareholders to be held on May 24, 2007. The proposed closing date is approximately one month earlier than the timing contemplated by the merger agreement if the buyer would have exercised its right to delay the closing to permit a marketing period related to its debt financing subsequent to the shareholder meeting.

Important Legal Information:
In connection with the proposed merger of the Company with an affiliate of Apollo Management, L.P. (the “merger”), the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to the shareholders of the Company a definitive proxy statement and a supplement thereto (the “proxy statement”). Before making any voting decision, the Company’s shareholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it contains important information about the proposed merger. The Company’s shareholders may obtain, without charge, additional copies of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders may also obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request to the Company’s proxy solicitation agent, D.F. King & Co., Inc., toll-free at (888) 869-7406. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006 and the Company’s proxy statement for the Company’s 2006 Annual Meeting of Shareholders. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger filed with the SEC.

Company Overview
Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of May 5, 2007, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Belgium and the Netherlands. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 205 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 135 stores in the Middle East, Turkey and Russia under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com